CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017	1,573,846	$10.00	$15,738,460	$1,803.63

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement VCN-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$15,738,460.00
Underwriting discount	$0.25	$393,461.50
Proceeds, before expenses, to BAC	$9.75	$15,344,998.50

Merrill Lynch & Co.
March 29, 2012

1,573,846 Units Pricing Date March 29, 2012 Variable Coupon Notes Settlement Date April 5, 2012 Linked to a Basket of 16 Common Equity Securities, Maturity Date April 5, 2017 due April 5, 2017 CUSIP No. 06051P778 $10 principal amount per unit Term Sheet No. 902 Variable Coupon Notes The notes have a maturity of five years The notes provide annual coupon payments based on the average performance of an equally-weighted basket of 16 common equity securities (the “Basket Stocks”), subject to a maximum Coupon Rate of 11.05% per annum and a Minimum Coupon Rate of 1.00% per annum Payment of principal amount and the final coupon payment at maturity Payment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America Corporation No listing on any securities exchange Market Downside Protection

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Summary

The Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with annual interest payments based upon the performance of an equally-weighted basket (the “Basket”) of 16 common equity securities, subject to an Auto-Cap of 11.05%. The Basket consists of the following common equity securities:

Basket Stock	Ticker	Weight	Initial Share Price
Altria Group, Inc.	MO	6.25%	30.48
Apple Inc.	AAPL	6.25%	611.57
Barrick Gold Corporation	ABX	6.25%	42.57
The Boeing Company	BA	6.25%	73.60
Citigroup Inc.	C	6.25%	36.31
Chesapeake Energy Corporation	CHK	6.25%	22.82
Cisco Systems, Inc.	CSCO	6.25%	21.01
Eli Lilly and Company	LLY	6.25%	39.85
Goldcorp Inc.	GG	6.25%	44.10
Intel Corporation	INTC	6.25%	27.94
MetLife, Inc.	MET	6.25%	36.92
Monsanto Company	MON	6.25%	78.61
Pfizer Inc.	PFE	6.25%	22.34
Union Pacific Corporation	UNP	6.25%	106.34
Whole Foods Market, Inc.	WFM	6.25%	83.09
Wal-Mart Stores, Inc.	WMT	6.25%	60.75

The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 1.00% per annum.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Variable Coupon Notes	TS-2

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Five years
Coupon Determination Dates:

March 28, 2013, March 31, 2014, March 30, 2015, March 29, 2016, and March 29, 2017, subject to postponement as described on page S-20 of product supplement VCN-2 if it is determined that a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:	Annually, on April 5, or if that day is not a business day, the next business day. The final Coupon Payment Date will be the maturity date.
Coupon Payments:	Annually, on each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the Coupon Rate determined on the applicable Coupon Determination Date.
Initial Share Price:	For each Basket Stock, the Initial Share Price is the Volume Weighted Average Price of the Basket Stock listed in the table immediately above.
Volume Weighted Average Price:

The price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Basket Stock taking place on all U.S. exchanges on the pricing date from approximately 9:30 a.m. to 4:02 p.m. for Basket Stocks whose primary exchange is the New York Stock Exchange, and from 9:30 a.m. to 4:05 p.m. for Basket Stocks whose primary exchange is the Nasdaq Global Select Market.

Annual Level:	For each Basket Stock, the Annual Level will be the Closing Price of one share of the Basket Stock on the applicable Coupon Determination Date, multiplied by its Price Multiplier.
Minimum Coupon Rate:	1.00% per annum
Auto-Cap:	11.05%
Return Floor:	Not applicable
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page S-22 of product supplement VCN-2.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.250 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Coupon Payment Determination

On each Coupon Determination Date, the Performance Level for each Basket Stock will be determined as follows:

The Coupon Rate will equal the arithmetic average of the Performance Level (the “Average Performance Level”) of each of the Basket Stocks on the applicable Coupon Determination Date. However, in no event will the Coupon Rate be less than the Minimum Coupon Rate.

Variable Coupon Notes	TS-3

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to the nearest hundredth and expressed as percentages) determined on each of the Coupon Determination Dates, based upon the Minimum Coupon Rate of 1.00% per annum and the Auto-Cap of 11.05%. The examples illustrate, for the Initial Share Prices set forth in the tables below, and a range of hypothetical Annual Levels on each Coupon Determination Date:

▪	the hypothetical Stock Return and Performance Level of each Basket Stock;

▪	the hypothetical Average Performance Level; and

▪	the hypothetical Coupon Rate payable on the applicable Coupon Payment Date.

On the first Coupon Determination Date, the Stock Return of each Basket Stock is less than zero. The Performance Level of each Basket Stock will equal its Stock Return, resulting in a hypothetical Average Performance Level of -19.12%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April 5, 2013 is 1.00%.

On the second Coupon Determination Date, the Stock Returns of two Basket Stocks are less than zero, and the Stock Returns of the other fourteen Basket Stocks are greater than zero. The Performance Levels of each of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Levels of each of the Basket Stocks with a Stock Return that is less than zero will equal its Stock Return. The hypothetical Average Performance Level is -0.64%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April 7, 2014 is 1.00%.

On the third Coupon Determination Date, the Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of each Basket Stock will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 14.13%, the hypothetical Coupon Rate for April 6, 2015 is 11.05%.

On the fourth Coupon Determination Date, the Stock Return of each Basket Stock is greater than zero. The Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 2.55%, the hypothetical Average Performance Level is 11.05%. As a result, the hypothetical Coupon Rate for April 5, 2016 is 11.05%.

On the fifth Coupon Determination Date, the Stock Return eight Basket Stocks is less than zero and the Stock Return of the other eight Basket Stocks is greater than zero. The Performance Levels of each of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Levels of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level of -1.22%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for April 5, 2017 is 1.00%.

These examples and the table below are for illustration only. The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

Variable Coupon Notes	TS-4

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

		April 5, 2013			April 7, 2014			April 6, 2015
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Altria Group, Inc.	30.48	23.47	-23.01%	-23.01%	30.82	1.10%	11.05%	35.97	18.00%	11.05%
Apple Inc.	611.57	489.25	-20.00%	-20.00%	623.80	2.00%	11.05%	694.13	13.50%	11.05%
Barrick Gold Corporation	42.57	29.80	-30.00%	-30.00%	43.46	2.09%	11.05%	47.68	12.01%	11.05%
The Boeing Company	73.60	55.20	-25.00%	-25.00%	14.72	-80.00%	-80.00%	81.70	11.00%	11.05%
Citigroup Inc.	36.31	28.32	-22.00%	-22.00%	36.35	0.11%	11.05%	41.03	13.00%	11.05%
Chesapeake Energy Corporation	22.82	19.40	-15.00%	-15.00%	23.19	1.61%	11.05%	26.25	15.01%	11.05%
Cisco Systems, Inc.	21.01	15.34	-27.00%	-27.00%	21.22	0.98%	11.05%	23.96	14.02%	11.05%
Eli Lilly and Company	39.85	35.86	-10.01%	-10.01%	40.79	2.36%	11.05%	44.83	12.50%	11.05%
Goldcorp Inc.	44.10	37.92	-14.01%	-14.01%	6.61	-85.01%	-85.01%	48.73	10.51%	11.05%
Intel Corporation	27.94	24.31	-12.99%	-12.99%	28.68	2.65%	11.05%	31.01	10.99%	11.05%
MetLife, Inc.	36.92	32.86	-10.99%	-10.99%	40.61	10.01%	11.05%	42.82	15.99%	11.05%
Monsanto Company	78.61	59.74	-24.00%	-24.00%	79.28	0.85%	11.05%	91.97	17.00%	11.05%
Pfizer Inc	22.34	18.77	-15.98%	-15.98%	22.85	2.28%	11.05%	25.69	14.99%	11.05%
Union Pacific Corporation	106.34	88.27	-17.00%	-17.00%	107.30	0.90%	11.05%	124.42	17.00%	11.05%
Whole Foods Market, Inc.	83.09	68.14	-17.99%	-17.99%	84.75	2.00%	11.05%	96.39	16.00%	11.05%
Wal-Mart Stores, Inc.	60.75	47.99	-21.00%	-21.00%	61.96	2.00%	11.05%	69.55	14.49%	11.05%
Hypothetical Average Stock Return			-19.12%			-8.38%			14.13%

Hypothetical Average Performance Level				-19.12%			-0.64%			11.05%

Hypothetical Coupon Rate				1.00%			1.00%			11.05%

		April 5, 2016			April 5, 2017
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Altria Group, Inc.	30.48	30.64	0.51%	11.05%	26.83	-11.98%	-11.98%
Apple Inc.	611.57	623.80	2.00%	11.05%	672.72	10.00%	11.05%
Barrick Gold Corporation	42.57	43.85	3.01%	11.05%	47.25	11.00%	11.05%
The Boeing Company	73.60	77.28	5.00%	11.05%	82.44	12.01%	11.05%
Citigroup Inc.	36.31	36.67	0.99%	11.05%	41.03	13.00%	11.05%
Chesapeake Energy Corporation	22.82	23.74	4.02%	11.05%	26.02	14.01%	11.05%
Cisco Systems, Inc.	21.01	21.54	2.50%	11.05%	24.17	15.02%	11.05%
Eli Lilly and Company	39.85	42.04	5.50%	11.05%	35.86	-10.01%	-10.01%
Goldcorp Inc.	44.10	45.64	3.50%	11.05%	51.15	15.99%	11.05%
Intel Corporation	27.94	29.20	4.52%	11.05%	32.69	17.01%	11.05%
MetLife, Inc.	36.92	37.47	1.50%	11.05%	32.86	-10.99%	-10.99%
Monsanto Company	78.61	79.20	0.75%	11.05%	68.39	-13.00%	-13.00%
Pfizer Inc	22.34	22.40	0.27%	11.05%	19.21	-14.01%	-14.01%
Union Pacific Corporation	106.34	107.67	1.25%	11.05%	90.39	-15.00%	-15.00%
Whole Foods Market, Inc.	83.09	84.96	2.25%	11.05%	69.80	-16.00%	-16.00%
Wal-Mart Stores, Inc.	60.75	62.72	3.25%	11.05%	50.42	-17.00%	-17.00%
Hypothetical Average Stock Return			2.55%			0.00%

Hypothetical Average Performance Level				11.05%			-1.22%

Hypothetical Coupon Rate				11.05%			1.00%

Variable Coupon Notes	TS-5

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	The Coupon Rate that will be applicable to each Coupon Payment Date will not exceed the Auto-Cap.

▪	Due to the Auto-Cap, a significantly negative Stock Return of one or more Basket Stocks may not be offset by the positive stock return of one or more other Basket Stocks.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Stocks.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-7. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not be affected by all developments relating to the Basket Stocks.

▪	Changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪

You will have no rights of a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by the issuers of the Basket Stocks.

▪

Although we or our affiliates may from time to time hold one or more Basket Stocks, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company.

▪	Our business activities relating to the issuers of the Basket Stocks may create conflicts of interest with you.

▪	The issuers of the Basket Stocks have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers.

▪	Purchases and sales of the Basket Stocks by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	The Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	You should consider the tax consequences of investing in the notes. See “Material U.S. Federal Income Tax Considerations” below and beginning on page S-29 of product supplement VCN-2.

Variable Coupon Notes	TS-6

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be greater than the Initial Share Price on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each annual interest period is uncertain and may not be more than the Minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date will not exceed the Auto-Cap.

▪	You seek exposure to the Basket Stocks with no expectation of dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be less than the Initial Share Price on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to the Auto-Cap.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and other conflicts of interest, see “Risk Factors,” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement VCN-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Variable Coupon Notes	TS-7

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

The Basket Stocks

None of the issuers of the Basket Stocks has authorized or sanctioned the notes or participated in the preparation of this term sheet. Each of these issuers is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This term sheet relates only to the notes and does not relate to the Basket Stocks. We are not offering or selling securities of any of the issuers of the Basket Stocks. The descriptions of the Basket Stocks in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Stocks included in the publicly available documents or made any due diligence inquiry with respect to the Basket Stocks. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Stocks have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Stocks, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Basket Stocks.

We obtained the historical prices of the Basket Stocks shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Stock should not be taken as an indication of its future performance, and we cannot assure you that its Annual Level determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Stocks.

Historical Data on the Basket Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Basket Stocks on its principal exchange from the first quarter of 2007 through the pricing date.

Altria Group, Inc.

Altria Group, Inc. is a holding company. The company, through subsidiaries, manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. The company also holds an interest in a brewery company. This Basket Stock trades on the New York Stock Exchange under the symbol “MO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	20.69	19.03	20.32
	Second Quarter	22.15	20.98	21.63
	Third Quarter	22.23	20.10	21.44
	Fourth Quarter	24.12	21.37	23.31

2008	First Quarter	24.43	21.58	22.20
	Second Quarter	22.77	20.00	20.56
	Third Quarter	21.71	19.35	19.84
	Fourth Quarter	20.55	14.45	15.06

2009	First Quarter	17.27	14.62	16.02
	Second Quarter	17.39	16.11	16.39
	Third Quarter	18.59	16.30	17.81
	Fourth Quarter	20.37	17.47	19.63

2010	First Quarter	20.82	19.37	20.52
	Second Quarter	21.70	19.57	20.04
	Third Quarter	24.25	20.24	24.02
	Fourth Quarter	26.15	23.78	24.62

2011	First Quarter	26.11	23.51	26.03
	Second Quarter	28.06	25.94	26.41
	Third Quarter	27.19	24.36	26.81
	Fourth Quarter	30.31	26.50	29.65

2012	First Quarter (through the pricing date)	30.66	28.14	30.59

Variable Coupon Notes	TS-8

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “APPL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	97.13	83.27	92.91
	Second Quarter	125.09	90.24	122.04
	Third Quarter	154.50	117.05	153.54
	Fourth Quarter	199.83	153.76	198.08

2008	First Quarter	194.97	119.15	143.50
	Second Quarter	189.96	147.14	167.44
	Third Quarter	179.69	105.26	113.66
	Fourth Quarter	111.04	80.49	85.35

2009	First Quarter	109.87	78.20	105.12
	Second Quarter	144.67	108.69	142.43
	Third Quarter	186.15	135.40	185.37
	Fourth Quarter	211.64	180.76	210.86

2010	First Quarter	235.83	192.00	234.93
	Second Quarter	274.16	235.86	251.53
	Third Quarter	292.46	240.16	283.75
	Fourth Quarter	325.47	278.64	322.56

2011	First Quarter	363.13	326.72	348.45
	Second Quarter	353.10	315.32	335.67
	Third Quarter	413.45	343.23	381.18
	Fourth Quarter	422.24	363.50	405.00

2012	First Quarter (through the pricing date)	617.62	411.23	609.86

Barrick Gold Corporation

Barrick Gold Corporation is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa. This Basket Stock trades on the New York Stock Exchange under the symbol “ABX.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	32.11	27.42	28.55
	Second Quarter	31.17	27.99	29.07
	Third Quarter	40.94	29.60	40.28
	Fourth Quarter	46.98	37.39	42.05

2008	First Quarter	53.57	41.94	43.45
	Second Quarter	46.04	37.36	45.50
	Third Quarter	50.39	26.60	36.74
	Fourth Quarter	37.36	18.14	36.77

2009	First Quarter	39.58	26.04	32.42
	Second Quarter	38.08	27.53	33.55
	Third Quarter	40.04	31.48	37.90
	Fourth Quarter	47.93	34.58	39.38

2010	First Quarter	41.76	34.00	38.34
	Second Quarter	46.38	39.11	45.41
	Third Quarter	47.22	40.03	46.29
	Fourth Quarter	54.83	45.45	53.18

2011	First Quarter	53.88	46.13	51.91
	Second Quarter	55.63	43.04	45.29
	Third Quarter	55.18	44.78	46.65
	Fourth Quarter	53.17	44.19	45.25

2012	First Quarter (through the pricing date)	49.83	43.09	43.13

Variable Coupon Notes	TS-9

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

The Boeing Company

The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. This Basket Stock trades on the New York Stock Exchange under the symbol “BA.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	91.71	85.43	88.91
	Second Quarter	100.59	88.83	96.16
	Third Quarter	107.23	92.74	104.99
	Fourth Quarter	106.65	86.62	87.46

2008	First Quarter	86.98	72.45	74.37
	Second Quarter	87.07	65.72	65.72
	Third Quarter	69.26	55.47	57.35
	Fourth Quarter	56.62	37.11	42.67

2009	First Quarter	46.31	29.36	35.58
	Second Quarter	52.83	35.44	42.50
	Third Quarter	54.62	39.04	54.15
	Fourth Quarter	56.05	47.22	54.13

2010	First Quarter	74.11	56.18	72.61
	Second Quarter	75.59	60.11	62.75
	Third Quarter	69.69	60.76	66.54
	Fourth Quarter	71.66	62.50	65.26

2011	First Quarter	73.93	66.40	73.93
	Second Quarter	79.95	71.25	73.93
	Third Quarter	75.99	57.41	60.51
	Fourth Quarter	74.29	58.25	73.35

2012	First Quarter (through the pricing date)	76.34	72.56	74.08

Citigroup Inc.

Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers around the world. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Stock trades on the New York Stock Exchange under the symbol “C.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	552.50	487.50	513.40
	Second Quarter	552.00	510.50	512.90
	Third Quarter	528.40	453.00	466.70
	Fourth Quarter	483.20	292.90	294.40

2008	First Quarter	296.90	186.20	214.20
	Second Quarter	268.10	167.60	167.60
	Third Quarter	211.20	140.30	205.10
	Fourth Quarter	230.00	37.70	67.10

2009	First Quarter	74.60	10.20	25.30
	Second Quarter	40.20	26.80	29.70
	Third Quarter	52.30	25.90	48.40
	Fourth Quarter	50.00	32.00	33.10

2010	First Quarter	43.10	31.50	40.50
	Second Quarter	49.70	36.30	37.60
	Third Quarter	43.00	36.60	39.00
	Fourth Quarter	48.10	39.50	47.30

2011	First Quarter	51.30	43.90	44.20
	Second Quarter	46.00	36.81	41.64
	Third Quarter	42.88	23.96	25.62
	Fourth Quarter	34.17	23.11	26.31

2012	First Quarter (through the pricing date)	38.08	28.17	36.51

Variable Coupon Notes	TS-10

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Chesapeake Energy Corporation

Chesapeake Energy Corporation produces oil and natural gas. The company’s operations are focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the United States. This Basket Stock trades on the New York Stock Exchange under the symbol “CHK.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	31.26	27.30	30.88
	Second Quarter	37.59	31.54	34.60
	Third Quarter	36.96	31.70	35.26
	Fourth Quarter	41.06	35.81	39.20

2008	First Quarter	49.00	35.99	46.15
	Second Quarter	67.79	45.80	65.96
	Third Quarter	69.40	32.60	35.86
	Fourth Quarter	34.30	11.32	16.17

2009	First Quarter	19.50	13.50	17.06
	Second Quarter	24.52	17.55	19.83
	Third Quarter	29.11	17.39	28.40
	Fourth Quarter	29.46	22.44	25.88

2010	First Quarter	28.97	22.37	23.64
	Second Quarter	25.36	20.75	20.95
	Third Quarter	22.65	20.04	22.65
	Fourth Quarter	26.15	21.12	25.91

2011	First Quarter	35.61	26.22	33.52
	Second Quarter	34.49	28.00	29.69
	Third Quarter	34.39	25.55	25.55
	Fourth Quarter	29.74	22.06	22.29

2012	First Quarter (through the pricing date)	25.58	20.68	23.21

Cisco Systems, Inc.

Cisco Systems, Inc. supplies data networking products for the Internet. The company’s Internet Protocol-based networking solutions are installed at corporations, public institutions and telecommunication companies worldwide. The company’s solutions transport data, voice, and video within buildings, across campuses, and around the world. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “CSCO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	28.93	25.30	25.53
	Second Quarter	28.36	25.40	27.85
	Third Quarter	33.22	27.89	33.11
	Fourth Quarter	34.08	26.96	27.07

2008	First Quarter	26.75	22.86	24.09
	Second Quarter	27.54	23.11	23.26
	Third Quarter	24.91	21.04	22.56
	Fourth Quarter	21.95	14.47	16.30

2009	First Quarter	17.79	13.62	16.77
	Second Quarter	20.10	16.85	18.64
	Third Quarter	23.66	18.13	23.54
	Fourth Quarter	24.38	22.67	23.94

2010	First Quarter	26.65	22.47	26.03
	Second Quarter	27.57	21.31	21.31
	Third Quarter	24.77	20.05	21.90
	Fourth Quarter	24.51	19.07	20.23

2011	First Quarter	22.06	17.00	17.15
	Second Quarter	18.07	14.85	15.61
	Third Quarter	16.67	13.73	15.49
	Fourth Quarter	19.12	15.19	18.08

2012	First Quarter (through the pricing date)	21.08	18.66	21.03

Variable Coupon Notes	TS-11

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Eli Lilly and Company

Eli Lilly and Company discovers, develops, manufactures, and sells pharmaceutical products for humans and animals. The company’s products are sold in countries around the world. Eli Lilly’s products include neuroscience products, endocrine products, anti-infectives, cardiovascular agents, oncology products, and animal health products. This Basket Stock trades on the New York Stock Exchange under the symbol “LLY.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	54.99	51.63	53.71
	Second Quarter	60.56	54.39	55.88
	Third Quarter	58.44	54.09	56.93
	Fourth Quarter	59.47	49.09	53.39

2008	First Quarter	57.18	47.77	51.59
	Second Quarter	53.06	45.61	46.16
	Third Quarter	49.25	43.92	44.03
	Fourth Quarter	43.69	29.91	40.27

2009	First Quarter	40.57	27.47	33.41
	Second Quarter	35.95	31.88	34.64
	Third Quarter	35.15	32.40	33.03
	Fourth Quarter	37.51	32.47	35.71

2010	First Quarter	37.41	33.95	36.22
	Second Quarter	36.92	32.25	33.50
	Third Quarter	37.77	33.12	36.53
	Fourth Quarter	38.06	33.66	35.04

2011	First Quarter	35.84	33.63	35.17
	Second Quarter	39.15	34.99	37.53
	Third Quarter	39.32	34.49	36.97
	Fourth Quarter	41.75	35.58	41.56

2012	First Quarter (through the pricing date)	41.80	38.49	39.96

Goldcorp Inc.

Goldcorp, Inc. is a North American gold producer. The company has gold mining operations in the United States, Canada, Mexico, Brazil, Argentina, and Australia. Goldcorp owns the Red Lake mine in Ontario. This Basket Stock trades on the New York Stock Exchange under the symbol “GG.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	28.84	23.29	24.02
	Second Quarter	26.76	22.49	23.69
	Third Quarter	30.56	21.56	30.56
	Fourth Quarter	37.08	29.78	33.93

2008	First Quarter	45.59	33.93	38.75
	Second Quarter	46.36	34.47	46.17
	Third Quarter	51.06	25.20	31.63
	Fourth Quarter	32.20	15.06	31.53

2009	First Quarter	34.93	24.31	33.32
	Second Quarter	39.73	27.01	34.75
	Third Quarter	42.93	32.93	40.37
	Fourth Quarter	45.92	36.23	39.34

2010	First Quarter	42.45	33.22	37.22
	Second Quarter	46.22	38.28	43.85
	Third Quarter	44.34	38.76	43.52
	Fourth Quarter	47.83	41.87	45.98

2011	First Quarter	50.07	39.69	49.80
	Second Quarter	55.83	46.23	48.27
	Third Quarter	55.84	44.36	45.64
	Fourth Quarter	53.95	42.62	44.25

2012	First Quarter (through the pricing date)	50.03	43.82	44.38

Variable Coupon Notes	TS-12

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “INTC.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	22.30	18.86	19.13
	Second Quarter	24.28	19.13	23.76
	Third Quarter	26.27	23.10	25.86
	Fourth Quarter	27.98	24.36	26.66

2008	First Quarter	25.35	18.61	21.18
	Second Quarter	25.00	20.69	21.48
	Third Quarter	24.52	17.27	18.73
	Fourth Quarter	18.52	12.23	14.66

2009	First Quarter	15.82	12.08	15.05
	Second Quarter	16.64	15.00	16.55
	Third Quarter	20.32	15.94	19.57
	Fourth Quarter	20.83	18.50	20.40

2010	First Quarter	22.68	19.01	22.26
	Second Quarter	24.21	19.45	19.45
	Third Quarter	21.78	17.72	19.23
	Fourth Quarter	21.91	18.87	21.03

2011	First Quarter	22.14	19.82	20.17
	Second Quarter	23.87	19.49	22.16
	Third Quarter	23.23	19.20	21.33
	Fourth Quarter	25.66	20.62	24.25

2012	First Quarter (through the pricing date)	28.19	24.54	28.16

MetLife, Inc.

MetLife, Inc. provides individual insurance, employee benefits and financial services with operations throughout the United States and the regions of Latin America, Europe, and Asia Pacific. The company’s products include life insurance, annuities, automobile and homeowners insurance, retail banking and other financial services to individuals as well as group insurance. This Basket Stock trades on the New York Stock Exchange under the symbol “MET.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	65.92	59.10	63.15
	Second Quarter	69.04	63.29	64.48
	Third Quarter	69.92	59.62	69.73
	Fourth Quarter	70.87	60.46	61.62

2008	First Quarter	61.47	54.62	60.26
	Second Quarter	62.88	52.77	52.77
	Third Quarter	63.00	43.75	56.00
	Fourth Quarter	48.15	16.48	34.86

2009	First Quarter	35.97	12.10	22.77
	Second Quarter	35.50	23.43	30.01
	Third Quarter	40.83	26.90	38.07
	Fourth Quarter	38.35	33.22	35.35

2010	First Quarter	43.34	33.64	43.34
	Second Quarter	47.10	37.76	37.76
	Third Quarter	42.73	36.49	38.45
	Fourth Quarter	44.92	37.74	44.44

2011	First Quarter	48.64	42.28	44.73
	Second Quarter	46.79	39.24	43.87
	Third Quarter	44.38	26.82	28.01
	Fourth Quarter	36.82	26.60	31.18

2012	First Quarter (through the pricing date)	39.46	32.04	37.14

Variable Coupon Notes	TS-13

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Monsanto Company

Monsanto Company provides agricultural products for farmers. The company’s business segments are seeds and genomics. Monsanto produces a wide range of seeds and develops biotechnology traits that assist farmers in controlling insects and weeds as well as provides other seed companies with genetic material and biotechnology traits for their seed brands. This Basket Stock trades on the New York Stock Exchange under the symbol “MON.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	56.48	49.85	54.96
	Second Quarter	67.55	55.01	67.54
	Third Quarter	85.74	62.72	85.74
	Fourth Quarter	115.33	84.24	111.69

2008	First Quarter	127.25	97.13	111.50
	Second Quarter	142.69	110.93	126.44
	Third Quarter	125.12	97.15	98.98
	Fourth Quarter	97.84	66.26	70.35

2009	First Quarter	87.64	71.65	83.10
	Second Quarter	91.83	74.34	74.34
	Third Quarter	86.22	71.34	77.40
	Fourth Quarter	83.53	67.18	81.75

2010	First Quarter	86.65	70.65	71.42
	Second Quarter	70.83	46.22	46.22
	Third Quarter	61.28	45.12	47.93
	Fourth Quarter	69.72	47.77	69.64

2011	First Quarter	76.05	66.43	72.26
	Second Quarter	74.05	63.17	72.54
	Third Quarter	76.42	60.04	60.04
	Fourth Quarter	77.97	60.11	70.07

2012	First Quarter (through the pricing date)	83.41	71.94	78.91

Pfizer Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company’s products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. This Basket Stock trades on the New York Stock Exchange under the symbol “PFE.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	27.22	24.70	25.26
	Second Quarter	27.68	25.34	25.57
	Third Quarter	26.08	23.39	24.43
	Fourth Quarter	25.58	22.30	22.73

2008	First Quarter	24.08	20.50	20.93
	Second Quarter	21.51	17.17	17.47
	Third Quarter	19.97	17.17	18.44
	Fourth Quarter	19.00	14.45	17.71

2009	First Quarter	18.27	11.66	13.62
	Second Quarter	15.34	13.04	15.00
	Third Quarter	16.86	14.20	16.55
	Fourth Quarter	18.85	16.15	18.19

2010	First Quarter	20.00	16.91	17.15
	Second Quarter	17.29	14.26	14.26
	Third Quarter	17.41	14.14	17.17
	Fourth Quarter	17.79	16.29	17.51

2011	First Quarter	20.38	17.68	20.31
	Second Quarter	21.45	19.79	20.60
	Third Quarter	20.78	16.66	17.68
	Fourth Quarter	21.83	17.33	21.64

2012	First Quarter (through the pricing date)	22.50	20.95	22.42

Variable Coupon Notes	TS-14

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Union Pacific Corporation

Union Pacific Corporation is a rail transportation company. The company’s railroad hauls a variety of goods, including agricultural, automotive, and chemical products. Union Pacific offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways as well as connects with Canada’s rail systems and serves the major gateways to Mexico. This Basket Stock trades on the New York Stock Exchange under the symbol “UNP.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	52.25	45.07	50.78
	Second Quarter	61.02	50.99	57.58
	Third Quarter	63.66	52.50	56.53
	Fourth Quarter	67.63	55.51	62.81

2008	First Quarter	64.65	54.52	62.69
	Second Quarter	82.31	63.98	75.50
	Third Quarter	83.90	69.15	71.16
	Fourth Quarter	69.44	42.81	47.80

2009	First Quarter	54.01	33.62	41.11
	Second Quarter	54.36	41.60	52.06
	Third Quarter	63.61	48.89	58.35
	Fourth Quarter	66.23	55.06	63.90

2010	First Quarter	74.00	60.50	73.30
	Second Quarter	77.65	67.94	69.51
	Third Quarter	82.30	67.43	81.80
	Fourth Quarter	94.55	80.03	92.66

2011	First Quarter	99.02	91.47	98.33
	Second Quarter	104.97	95.35	104.40
	Third Quarter	106.76	81.67	81.67
	Fourth Quarter	105.94	79.83	105.94

2012	First Quarter (through the pricing date)	116.11	106.80	107.40

Whole Foods Market, Inc.

Whole Foods Market, Inc. owns and operates a chain of natural food supermarkets in the United States. The company’s stores provides full range of merchandise, featuring products that are free of artificial flavors, sweeteners, colors, preservatives, and added chemicals. The company also develops, produces, and markets nutriceuticals and nutritional supplements. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “WFM.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	52.11	42.51	44.85
	Second Quarter	47.91	38.16	38.30
	Third Quarter	48.96	36.00	48.96
	Fourth Quarter	53.20	39.74	40.80

2008	First Quarter	41.74	30.65	32.97
	Second Quarter	34.98	23.69	23.69
	Third Quarter	24.02	17.84	20.03
	Fourth Quarter	20.23	8.19	9.44

2009	First Quarter	18.23	9.29	16.80
	Second Quarter	22.71	17.20	18.98
	Third Quarter	30.49	17.18	30.49
	Fourth Quarter	34.19	25.30	27.45

2010	First Quarter	36.94	27.22	36.15
	Second Quarter	42.50	36.02	36.02
	Third Quarter	40.15	34.19	37.11
	Fourth Quarter	51.35	34.57	50.59

2011	First Quarter	65.93	48.10	65.90
	Second Quarter	66.73	54.00	63.45
	Third Quarter	72.10	54.00	65.31
	Fourth Quarter	74.20	62.44	69.58

2012	First Quarter (through the pricing date)	85.97	69.64	82.61

Variable Coupon Notes	TS-15

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company’s discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. Walmart’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. This Basket Stock trades on the New York Stock Exchange under the symbol “WMT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	50.26	45.73	46.95
	Second Quarter	51.21	46.33	48.11
	Third Quarter	49.15	42.27	43.65
	Fourth Quarter	49.43	42.90	47.53

2008	First Quarter	53.62	45.72	52.68
	Second Quarter	59.80	54.08	56.20
	Third Quarter	63.17	56.02	59.89
	Fourth Quarter	59.73	49.67	56.06

2009	First Quarter	57.18	46.42	52.10
	Second Quarter	53.80	47.87	48.44
	Third Quarter	51.88	47.57	49.09
	Fourth Quarter	54.96	49.00	53.45

2010	First Quarter	55.99	52.61	55.60
	Second Quarter	55.53	48.07	48.07
	Third Quarter	54.08	48.00	53.52
	Fourth Quarter	55.36	53.25	53.93

2011	First Quarter	57.57	51.37	52.05
	Second Quarter	56.06	52.13	53.14
	Third Quarter	54.52	48.41	51.90
	Fourth Quarter	59.99	51.96	59.76

2012	First Quarter (through the pricing date)	62.48	58.46	60.82

Variable Coupon Notes	TS-16

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Material U.S. Federal Income Tax Considerations

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product supplement VCN-2, is a summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of the accompanying product supplement VCN-2, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement VCN-2.

Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Upon the sale or exchange of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale or exchange (except to the extent attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations.

Withholding on Dividend Equivalents

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act

The IRS has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “U.S. Federal Income Tax Summary—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.” This U.S. withholding tax will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury Department regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of December 31, 2012. Holders are urged to consult with their own tax advisors regarding the possible implications of this U.S. withholding tax on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of the accompanying product supplement VCN-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Variable Coupon Notes	TS-17

Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due April 5, 2017

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-2 dated October 26, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510236590/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Variable Coupon Notes	TS-18